Exhibit 99.1

For	Immediate Release
	Contacts:	Mark Borman—Investor Relations (612) 946-3338
Rob Clark—Public Relations (612) 914-6355

ADC ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Split Results From Strong Growth and Intent to Broaden Share Ownership

MINNEAPOLIS—January 13, 2000—ADC (Nasdaq: ADCT, www.adc.com) today announced that its Board of Directors has authorized a two-for-one stock split of ADC's common stock in the form of a 100% stock dividend. The new shares will be distributed on February 15, 2000 to shareowners of record as of the close of business on January 25, 2000. The transfer agent for the share distribution will be Norwest Bank Minnesota, N.A. (Telephone: (800) 468-9716 or (651) 450-4064, E-mail: stocktransfer@norwest.com).

"Based on our strong growth in the past year, ADC is pleased to announce today's stock split. We believe that this stock split should help to broaden the ownership of ADC's shares, particularly by individual investors—an important component of ADC's shareowner base," said Robert E. Switz, senior vice president and chief financial officer of ADC.

In connection with the stock split, ADC's Board of Directors also authorized an amendment to ADC's Restated Articles of Incorporation to increase the authorized shares of common stock from 300 million shares to 600 million shares.

About ADC

ADC Telecommunications, Inc. is a leading global supplier of network equipment, software and integration services for broadband, multiservice networks that deliver data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. ADC's broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media. Headquartered in Minneapolis, Minnesota, ADC has approximately 13,500 employees around the world and annual sales of $1.9 billion. ADC's stock is included in the Standard & Poor's 500 Index.

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